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                    CURTIS MATHES HOLDING CORPORATION
                           (the "Corporation")

                   RESOLUTION OF THE BOARD OF DIRECTORS

        FIXING THE NUMBER AND DESIGNATING THE RIGHTS, PRIVILEGES,
          RESTRICTIONS AND CONDITIONS ATTACHING TO THE SERIES J
                            PREFERENCE SHARES

WHEREAS:

A. The Corporation's share capital includes 1,000,000 Preference Shares par value, $1.00 per share which Preference Shares may be issued in one or more series with the directors of the Corporation (the "Board") being entitled by resolution to fix the number of shares in each series and to designate the rights, privileges, restrictions and conditions attaching to the share of each series; and

B. It is in the best interests of the Corporation for the Board to create a series of preferred stock entitled Series J Preference Shares;

NOW, THEREFORE, BE IT RESOLVED, THAT:

     Series J Preference Shares (the "Series J Preference Shares") of the Corporation shall consist of 7,500 shares and no more and shall be designated as the Series J Preference Shares and in addition to the preferences, rights, privileges, restrictions and conditions attaching to all the Preference Shares as a class, the rights, privileges, restrictions and conditions attaching to the Series J Preference Shares shall be as follows:

Part 1 - Pre-emptive Rights.

1.1 The Series J Preference Shares shall not give their holders any pre-emptive rights to acquire any other securities issued by the Corporation at any time in the future.

Part 2 - Liquidation Rights.

2.1 If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any times when any Series J Preference Shares shall be outstanding, the holders of the then outstanding Series J Preference Shares shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Common Shares equal to $1,000.00 consideration per Series J Preference Share; provided, however, that the amalgamation of the Corporation with any Corporation or corporations, the sale or transfer by the Corporation of all or substantially all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Part 2.
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2.2  Subject  to  the provisions of Part 6 hereof, all amounts to be paid as preferential distributions to the holders of Series J Preference Shares as provided in this Part 2 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Shares, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

Part 3 - Dividends.

3.1 Holders of record of Series J Preference Shares shall not be entitled to receive dividends on their Series J Preference Shares.

Part 4 - Redemption.

4.1 At any time, and from time to time, on and after 45 days from the date of the issuance of any Series J Preference Shares, if, upon receipt of a notice of conversion pursuant to Section 5 hereunder, the average of the closing bid prices for the Common Shares for 5 consecutive trading days shall be less than $1.50, the Corporation may, at its sole option, but shall not be obligated to, redeem, in whole or in part, the then outstanding Series J Preference Shares at a price per share of U.S. $1,150 each (the "Redemption Price") (such price to be adjusted proportionately in the event of any change of the Series J Preference Shares into a different number of Shares).

4.2 Five (5) days prior to any date stipulated by the Corporation for the redemption of Series J Preference Shares (the "Redemption Date"), written notice (the "Redemption Notice") shall be mailed to each holder of record on such notice date of the Series J Preference Shares. The Redemption Notice shall state (I) the Redemption Date of such Shares (ii) the number of Series J Preference Shares to be redeemed from the holder to whom the Redemption Notice is addressed (iii) instructions for surrender to the Corporation, in the manner and at the place designated of a share certificate or share certificates representing the number of Series J Preference Shares to be redeemed from such holder and (iv) instructions as to how to specify to the Corporation the number of Series J Preference Shares to be redeemed as provided in this Part 4 and the number of shares to be converted into Common Shares as provided in Part 5 hereof.

4.3 Upon receipt of the Redemption Notice, any Eligible Holder (as defined in Section 5.2 hereof) shall have the right to convert into Common Shares that number of Series J Preference Shares not called for redemption in the Redemption Notice.

4.4 On or before the Redemption Date in respect of any Series J Preference Shares, each holder of such shares shall surrender the required certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and upon the Redemption Date, the Redemption Price for such shares shall be made payable, in the manner provided in Section 5.5 hereof, to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered share certificate shall be canceled and retired. If a share certificate is surrendered and all the shares evidenced thereby are not being redeemed (as described below), the Corporation shall cause the Series J Preference
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Shares  which are not being redeemed to be registered in the names of the persons whose names appear as the owners on the respective surrendered share certificates and deliver such certificate to such person.

4.5 On the Redemption Date in respect of any Series J Preference Shares or prior thereto, the Corporation shall deposit with any bank or trust company having a capital and surplus of at least U. S. $50,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all such shares called for redemption (less the aggregate Redemption Price for those Series J Preference Shares in respect of which the Corporation has received notice from the Eligible Holder thereof of its election to convert Series J Preference Shares into Common Shares), with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares to their holders, and from and after the date of the deposit the redeemed shares shall be deemed to be no longer outstanding, and holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust company payments of the Redemption Price of the shares, without interest, upon surrender of their certificates thereof. Any funds so deposited and unclaimed at the end of one year following the Redemption Date shall be released or repaid to the Corporation, after which the former holders of shares called for redemption shall be entitled to receive payment of the Redemption Price in respect of their shares only from the Corporation.

Part 5 - Conversion.

5.1 For the purposes of conversion, the Series J Preference Shares shall be valued at $1,000 per share ("Value"), and, if converted, the Series J Preference Shares shall be converted into such number of Common Shares of the Company $.01 par value (the "Conversion Shares") as is obtained by dividing the aggregate Value of the shares of Series J Preference Shares being so converted by the "Average Stock Price" per share of the Conversion Shares (the "Conversion Price"), subject to adjustment pursuant to the provisions of this Part 5. For purposes of this Part 5, the "Average Stock Price" means .85 of the average daily closing bid prices of Common Shares for the period of 5 consecutive trading days immediately preceding the date of the conversion of the Series J
Preference Shares in respect of which such Average Stock Price is determined, unless the Average Stock Price for such period is in excess of $3.00 in which case it shall be .80 of the Average Stock Price, and unless the Average Stock Price for such period is in excess of $4.00 in which case it shall be .75 of the Average Stock Price. In any event, the minimum conversion price shall be $1.16.

5.2 Any holder of Series J Preference Shares (an "Eligible Holder") may at any time commencing 41 days after the issuance of any Series J Preference Shares convert up to 50% of his holdings of Series J Preference Shares and any unconverted balance after 60 days in accordance with this Part 5.
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5.3  The  conversion right by Section 5.2 hereof may be exercised only by an Eligible Holder of Series J Preference Shares, in whole or in part, by the surrender of the share certificate or share certificates representing the Series J Preference Shares to be converted at the principal office of the Corporation (or at such other place as the Corporation may designate in a written notice sent to the holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery  of  that  number of whole Common Shares as shall be computed by dividing (1) the aggregate Value of the Series J Preference Shares so surrendered, if any, by (2) the Conversion Price in effect at the date of
the  conversion.   Each Series J Preference Share certificate surrendered
for conversion shall be endorsed by its holder. In the event of any exercise of the conversion right of the Series J Preference Shares granted herein (i) share certificates representing the Common Shares purchased by virtue of such exercise shall be delivered to such holder within 5 days of notice of conversion free of restrictive legend or stop transfer orders, and (ii) unless the Series J Preference Shares has been fully converted, a new share certificate representing the Series J Preference Shares not so converted, if any, shall also be delivered to such holder within 5 days of notice of conversion. Any Eligible Holder may exercise its right to convert the Series J Preference Shares by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate representing the Series J
Preference Shares to the Corporation by express courier. Each date on which a Notice of Conversion is telecopied to and received by the Corporation in accordance with the provisions hereof shall be deemed a
Conversion  Date.    The  Corporation  will  transmit  the  Common Shares
certificates issuable upon conversion of any Series J Preference Shares (together with the certificates representing the Series J Preference Shares not so converted) to the Eligible Holder via express courier within five business days after the conversion date if the Corporation has received the original Notice of Conversion and Series J Preference Shares certificate being so converted by such date.

5.4 All Common Shares which may be issued upon conversion of Series J Preference Shares will, upon issuance, be duly issued, fully paid and nonaccessible and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series J Preference Shares are outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of Common Shares to provide for the conversion into Common Shares of all Series J Preference Shares then outstanding.

5.5 The number of Common Shares issued upon conversion of Series J Preference Shares and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

     5.5.1 Change of Designation of the Common Shares or the rights, privileges, restrictions and conditions in respect of the Common Shares or division of the Common Shares into Series. In the case of any amendment to the Articles to change the designation of the Common Shares or the rights, privileges, restrictions or conditions in respect of the Common Shares or division of the Common Shares into series the rights of the holders of the Series J Preference Shares shall be adjusted so as to provide that upon conversion thereof the holder of the Series J Preference Shares being converted
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     shall  procure,  in  lieu  of each Common Share theretofore issuable
     upon   such  conversion,  the  kind  and  amount  of  shares,  other securities, money and property receivable upon such designation, change or division by the holder of one Common Share issuable upon such conversion had conversion occurred immediately prior to such
     designation,  change  or  division.   The Series J Preference Shares
     shall be deemed thereafter to provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Part 5. The provisions of this subsection
     5 . 5.1   shall   apply   in   the   same   manner   to   successive
     reclassifications, changes, consolidations and mergers.

     5.5.2. If the Corporation, at any time while any of the Series J Preference Shares are outstanding, shall pay a dividend payable in Common Shares, the Conversion Price shall be adjusted, as of the date the Corporation shall take a record of the holders of its Common Shares for the purpose of receiving such dividend, (or if no such record is taken, as of the date of payment of such dividend), to that price determined by multiplying the Conversion Price therefor in effect by a fraction (1) the numerator of which shall be the total number of Common Shares outstanding immediately prior to such dividend, and (2) the denominator of which shall be the total number of Common Shares outstanding immediately after such dividend, (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend.

5.6  Whenever  the Conversion Price shall be adjusted pursuant to Section
5.5 hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary of Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificates to be mailed (by first-class mail, postage prepaid) to each holder of Series J Preference Shares at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each such holder promptly after each adjustment.

5.7 No fractional Common Shares shall be issued in connection with any conversion of Series J Preference Shares.

5.8 No Series J Preference Shares which have been converted into Common Shares shall be reissued by the Corporation; provided, however, that each such share, after being retired and canceled, shall be restored to the status of an authorized but unissued Preference Share without designation as to series and may thereafter be issued as a Preference Share not designated as Series J Preference Share.
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Part 6 - Amendment.

6.1 In addition to any requirement for a series vote pursuant to the General Corporation Laws in respect of any amendment to the rights, privileges, restrictions and conditions attaching to the Series J Preference Shares, the rights, privileges, restrictions and conditions attaching to the Series J Preference Shares may be amended only if the Corporation has obtained the affirmative vote at a duly called and held meeting of a majority of the Series J Preference Shares or written consent by the holders of a majority of the Series J Preference Shares then outstanding.